EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES JANUARY CASH DISTRIBUTION

Dallas, Texas, January 21, 2014 – U.S. Trust, Bank of America Private Wealth Management, as Trustee of the Cross Timbers Royalty Trust (NYSE – CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.241971 per unit, payable on February 14, 2014, to unitholders of record on January 31, 2014. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales
	Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month	17,000	139,000	$90.54	$7.11
Prior Month	19,000	116,000	$96.07	$6.65

Excess Costs

XTO Energy has advised the trustee that lower oil prices caused costs to exceed revenues on properties underlying the Texas Working Interest net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances.

Other

The current month distribution includes $467,164, or approximately $0.08 per unit, related to a one-time purchaser’s refund, including interest, for deductions attributable to coal seam gas wells located in the San Juan Basin.

Trustee Resignation

As previously disclosed, U.S. Trust, Bank of America Private Management has announced its intention to resign as trustee of the Trust, subject to certain conditions set forth in the trustee’s notice dated January 9, 2014, including unitholder approval of a successor trustee.

For more information on the Trust, please visit our web site at www.crosstimberstrust.com.

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Contact:	Nancy G. Willis Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free – 877-228-5084